EXHIBIT 10.52

Domino’s Pizza, Inc.

Independent Director Compensation Schedule

The following table sets forth the compensation received by independent directors of Domino’s Pizza, Inc.:

Compensation Type	Amount
Annual Retainer	$46,000 per year
Board of Directors Meeting Fee	$2,000 per meeting
Committee Meeting Fee	$1,500 per meeting
Audit Chairperson Retainer	$20,000 per year
Compensation Committee Chairperson Retainer	$15,000 per year
Nominating and Corporate Governance Committee Chairperson Retainer	$10,000 per year
Annual Stock Option Grant	6,000 shares per year
Annual Restricted Stock Grant	6,000 shares per year